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                            May 27, 2021

       Jeffrey M. Stutz
       Chief Financial Officer
       Herman Miller, Inc.
       855 East Main Avenue
       Zeeland, Michigan 49464

                                                        Re: Herman Miller, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed May 24, 2021
                                                            File No. 333-256401

       Dear Mr. Stutz:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Jenna E. Levine